     As filed with the Securities and Exchange Commission on July 13, 1995
                                                   Registration No. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             PRICE ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 33-0628740
     (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)               Identification Number)

                             -----------------------

                              4649 MORENA BOULEVARD
                          SAN DIEGO, CALIFORNIA  92117
                                 (619) 581-4530
     (Address of principal executive offices, zip code and telephone number)

                       THE PRICE ENTERPRISES 1995 COMBINED
                        STOCK GRANT AND STOCK OPTION PLAN

                              THE PRICE ENTERPRISES
                        DIRECTORS' 1995 STOCK OPTION PLAN
                            (Full title of the plans)

                             -----------------------
                                                        COPIES TO:
           ROBERT M. GANS                          SCOTT N. WOLFE, ESQ.
EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL         LATHAM & WATKINS
        4649 MORENA BOULEVARD                   701 "B" STREET, SUITE 2100
     SAN DIEGO, CALIFORNIA  92117              SAN DIEGO, CALIFORNIA  92101
            (619) 581-4530                            (619) 236-1234
 (Name, address, including zip code,
 and telephone number, including area
     code, of agent for service)
                         CALCULATION OF REGISTRATION FEE


- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Proposed
                                                                         Proposed              Maximum
                                                    Amount                Maximum             Aggregate             Amount of
          Title of Each Class of                    to be                Offering              Offering           Registration
        Securities to be Registered             Registered(1)       Price Per Share(2)         Price(2)                Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value  . . . .           1,650,000              $12.154           $20,054,237.69          $6,915.25

- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------


(1) The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan (the "Stock Plan") authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock upon stock grants or upon the exercise of options granted under the Stock Plan, of which 1,082,308 shares are subject to presently outstanding options. The Price Enterprises Directors' 1995 Stock Option Plan (the "Directors' Plan") authorizes the issuance of 150,000 shares of the Company's Common Stock, of which 90,000 shares are subject to presently outstanding options.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon: (1) the exercise prices per share of $11.25; $12.4375; $11.875; and $12.125; of outstanding options for 991,891; 20,217; 61,700; and 8,500 shares, respectively, under the Stock Plan, (2) the exercise prices per share of $14.00 and $12.00 of outstanding options for 80,000 and 10,000 shares, respectively, under the Directors' Plan and (3) for the remaining 477,692 shares, upon the average ($13.75) of the high and low prices for the Company's Common Stock on The Nasdaq Stock Market's National Market on July 6, 1995.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.   PLAN INFORMATION

     Not required to be filed with this Registration Statement.


ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents of Price Enterprises, Inc. (the "Company") are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Registration Statement on Form 10 filed with the Securities and Exchange Commission (the "Commission") on December 13, 1994.

          (b)(1) The Company's Current Report on Form 8-K filed with the Commission on January 30, 1995;

          (b)(2) The Company's Quarterly Report on Form 10-Q for the quarter ended December 18, 1994, filed with the Commission on February 1, 1995;

          (b)(3) The Company's Report on Form 10-C filed with the Commission on February 15, 1995;

          (b)(4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 12, 1995, filed with the Commission on April 26, 1995; and

          (b)(5) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the Company's fiscal year ended August 28, 1994.

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-4 dated September 15, 1994, File No. 33-55481, including Amendment No. 1 thereto dated November 3, 1994, Amendment No. 2 thereto dated November 17, 1994 and Post-Effective Amendment No. 1 thereto dated December 7, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date this Registration Statement is filed with the Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.    DESCRIPTION OF SECURITIES

     Not applicable.


ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.


ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation provides for the indemnification of present and former directors and officers of the Company and persons serving as directors, officers, employees or agents of another corporation or entity at the request of the Company (each, an "Indemnified Party") to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Indemnified Parties are specifically indemnified in the Company's Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws (the "Indemnification Provisions") for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnified Party (i) in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of the Company, or (ii) in connection with the defense or settlement of a threatened, pending or completed action or suit by or in right of the Company, provided that such indemnification is permitted only with judicial approval if the Indemnified Party is adjudged to be liable to the Company. Such Indemnified Party must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. Any indemnification under the Indemnification Provisions must be authorized based on a determination that the indemnification is proper if the applicable standard of conduct has been met by the Indemnified Party, provided that no such authorization is required, and indemnification is mandatory, where a director or officer of the Company is successful in the defense of such action, suit or proceeding or any claim or matter therein. Otherwise, such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the stockholders. In the event that a determination is made that a director or officer is not entitled to indemnification under the Indemnification Provisions, the Indemnification Provisions provide that the Indemnified Party may seek a judicial determination of his or her right to indemnification. The Indemnification Provisions further provide that the Indemnified Party is entitled to indemnification for all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from the Company an indemnity claim under the Indemnification Provisions if such Indemnified Party is successful. Other than proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any person in connection with a proceeding initiated by such person, unless authorized by the Board of Directors of the Company.

     The Company will pay expenses incurred by a director or officer of the Company, or a former director or officer of the Company, in advance of the final disposition of an action, suit or proceeding, if he or she undertakes to repay amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

     The Indemnification Provisions and provisions for advancing expenses in the Company's Restated Certificate of Incorporation are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Company's Amended and Restated Bylaws. The Indemnification Provisions and provisions for advancing expenses in the Company's Amended and Restated Bylaws and the Company's Restated Certificate of Incorporation are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction.

     Pursuant to that certain Amended and Restated Agreement of Transfer and Plan of Exchange dated as of November 14, 1994 by and between the Company and Price/Costco, Inc., a Delaware corporation ("PriceCostco"), from and after December 21, 1994, and for a period of six years thereafter, PriceCostco shall continue the indemnification rights of present and former directors and officers of PriceCostco provided for in the Certificate of Incorporation and Bylaws of PriceCostco as in effect on July 28, 1994 with respect to indemnification for acts and omissions occurring prior to December 21, 1994, including, without limitation, with respect to the litigation entitled FECHT ET AL. V. THE PRICE COMPANY ET AL., for so long as such matters which have arisen prior to the end of such six-year period remain outstanding.

     In addition, for two years following December 21, 1994, PriceCostco shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by PriceCostco covering the persons who are presently covered by PriceCostco officers' and directors' liability insurance policies with respect to actions and omissions occurring prior to December 21, 1994 to the extent available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insured may be substituted therefor; and PROVIDED, FURTHER, that in no event shall PriceCostco, utilizing its best efforts, be required to expend to maintain or procure such insurance coverage in any amount per annum in excess of 125% of the current annual premiums for the twelve-month period ended December 31, 1993 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.

     The Company has purchased officers' and directors' liability insurance covering all officers and directors of the Company with respect to actions and omissions occurring on or after December 21, 1994. In addition, the Company has entered into indemnification agreements with its directors and certain executive officers (each, an "Indemnified Party"). An Indemnified Party is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs of attachment or similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he or she is or was a director, officer, employee and/or agent of the Company; or (ii) is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be: (i) based solely upon an Indemnified Party's gaining in fact any personal profit or advantage to which he or she was not legally entitled; (ii) an accounting for profits made from the purchase or sale of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; and (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Party. The Company will indemnify the Indemnified Party to the extent that (i) the Indemnified Party gives the Company prompt written notice of any claim; (ii) expenses have not been advanced pursuant to Article Eighth of the Company's Restated Certificate of Incorporation; (iii) the Indemnified Party has not already received payment pursuant to collectible insurance policies; and (iv) indemnification is not unlawful.

     Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Party in advance of the final disposition of an action, suit or proceeding if he or she undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Party did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company; (ii) the Indemnified Party intentionally breached his or her duty to the Company or its stockholders; or (iii) with respect to any criminal action or proceeding, the Indemnified Party had reasonable cause to believe his or her conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Party of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Party in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company; (ii) the Indemnified Party reasonably concludes that joint representation would entail a conflict of interest; or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the DGCL and the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws.


ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8.    EXHIBITS

     See the Exhibit Index attached hereto.


ITEM 9.    UNDERTAKINGS


     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 11, 1995.

                              PRICE ENTERPRISES, INC.


                              By: /s/ Robert E. Price
                                 -----------------------------------------------
                                                Robert E. Price
                                   CHIEF EXECUTIVE OFFICER AND PRESIDENT


                                POWER OF ATTORNEY

     Each person whose signature appears below authorizes Robert E. Price and Daniel T. Carter, and either one of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                      Date
        ---------                        -----                      ----


/s/ Robert E. Price           Chairman of the Board,          July 11, 1995
- -------------------------     Chief Executive Officer and
Robert E. Price               President (Principal
                              Executive Officer)

/s/ Paul A. Peterson          Vice Chairman of the Board      July 11, 1995
- -------------------------
Paul A. Peterson


/s/ Daniel T. Carter          Executive Vice President,       July 11, 1995
- -------------------------     Chief Financial Officer and
Daniel T. Carter              Secretary (Principal
                              Financial and Accounting
                              Officer)

/s/ James D. Sinegal          Director                        July 11, 1995
- -------------------------
James D. Sinegal

/s/ Katherine L. Hensley      Director                        July 11, 1995
- -------------------------
Katherine L. Hensley


/s/ Nancy Y. Bekavac          Director                        July 12, 1995
- -------------------------
Nancy Y. Bekavac

/s/ Murray L. Galinson        Director                        July 11, 1995
- -------------------------
Murray L. Galinson


/s/ Leon C. Janks             Director                        July 12, 1995
- -------------------------
Leon C. Janks

                                  EXHIBIT INDEX

          EXHIBIT                                                   PAGE
          -------                                                   ----

          4.1 The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan (the "Stock Plan") (incorporated herein by reference to Exhibit 10.23 to
                       Registration Statement on Form 10 of
                       Price Enterprises, Inc. filed with the
                       Commission on December 13, 1994 (File
                       No. 0-20449)).

          4.2          Form of Incentive Stock Option
                       Agreement under the Stock Plan.*

          4.3          Form of Non-Qualified Stock Option
                       Agreement under the Stock Plan.*

          4.4 The Price Enterprises Directors' 1995 Stock Option Plan (the "Directors' Plan") (incorporated herein by reference to Exhibit 10.24 to
                       Registration Statement on Form 10 of
                       Price Enterprises, Inc. filed with the
                       Commission on December 13, 1994 (File
                       No. 0-20449)).

          4.5          Form of Non-Qualified Stock Option
                       Agreement under the Directors' Plan.*

          5.1          Opinion of Latham & Watkins.*

          15.1         Letter of Ernst & Young LLP re:
                       Unaudited Interim Financial
                       Information.*

          23.1         Consent of Ernst & Young LLP.*

          23.2         Consent of Arthur Andersen LLP.*

          23.3         Consent of Latham & Watkins (included
                       in Exhibit 5.1 hereto).*

          24.1         Power of Attorney (included on the
                       signature page hereto).*


*  Filed herewith.